Exhibit 99.5

Financial statement schedule

Valuation and qualifying accounts.

YEAR ENDED 6/30/01

		Column C—Additions
Column A—Description	Column B— Balance at beginning of period	(1)—Charged to costs and expenses	(2)—Charged to other accounts—describe	Column D— Deductions— describe	Column E— Balance at end of period
Allowance for doubtful accounts	$2,046,015	$512,363	$—	$1,508,378	$1,050,000

YEAR ENDED 6/30/02

		Column C—Additions
Column A—Description	Column B— Balance at beginning of period	(1)—Charged to costs and expenses	(2)—Charged to other accounts—describe	Column D— Deductions— describe	Column E— Balance at end of period
Allowance for doubtful accounts	$1,050,000	$200,000	$—	$—	$1,250,000

YEAR ENDED 6/30/03

		Column C—Additions
Column A—Description	Column B— Balance at beginning of period	(1)—Charged to costs and expenses	(2)—Charged to other accounts—describe	Column D— Deductions— describe	Column E— Balance at end of period
Allowance for doubtful accounts	$1,250,000	$672,000	$—	$—	$1,922,000